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[ASTA FUNDING LOGO]                                     Exhibit 99.2
    NASDAQ: ASFI


                                                          FOR IMMEDIATE RELEASE
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CONTACT:

                                         Stephen D. Axelrod, CFA
Mitchell Cohen, CFO                      Alisa Steinberg (Media)
ASTA FUNDING, INC.                       WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                           (212) 370-4500; (212) 370-4505 (Fax)
                                         steve@wolfeaxelrod.com
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                ASTA FUNDING DECLARES SPECIAL $0.40 CASH DIVIDEND

ENGLEWOOD CLIFFS, NJ, SEPTEMBER 11, 2006 -- ASTA FUNDING, INC., (NASDAQ: ASFI), A LEADING CONSUMER RECEIVABLE ASSET MANAGEMENT AND LIQUIDATION COMPANY, is pleased to announce that its Board of Directors has approved the distribution of a special cash dividend of $0.40 per share to shareholders. This dividend will be paid on November 1, 2006 to shareholders of record on September 29, 2006. This payout will be in addition to Asta's regular quarterly dividend payment of $0.04 per share.

Mr. Gary Stern, President and Chief Executive Officer of Asta Funding, stated, "This special cash dividend is a direct result of the Asta's strong financial performance as reported over the last few quarters and has concurrently opened an opportunity for the Board to reward our shareholders. We are extremely pleased with our ability to return this type of value to our shareholders and, together with our ongoing quarterly dividend, continues to differentiate Asta Funding from its competitors."

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ABOUT ASTA FUNDING, INC.

Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our Web site at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K/A for the fiscal year ended September 30, 2005, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.

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                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax